Exhibit 10.32

March 3, 2020 (retroactive to January 1, 2020)

Mr. Jacob L. Singleton

Dear Jake:

This letter agreement (this “Amendment”) amends and extends your Employment Letter Agreement dated November 6, 2018 (the Letter Agreement, as so amended, the “Current Agreement”) with respect to your at-will employment arrangement as CFO. All capitalized terms used and not expressly defined herein shall have the meaning set forth in the Current Agreement. Except as expressly amended herein, all provisions of the Current Agreement shall remain in effect through the end of the Term (as extended hereby and as it may be mutually agreed to be further extended). After you have reviewed the terms of the Current Agreement, please sign below to signify your acceptance.

1.The section entitled “Term” of the Current Agreement shall be amended and restated in its entirety to read:

The Initial Term shall be extended by three months until March 31, 2020 and shall automatically renew on April 1 of each year for successive one-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless at least sixty (60) days before the end of the then-current Term, either party notifies the other party in writing of its or his desire not to renew. Notwithstanding the foregoing, either party may terminate this Letter Agreement at any time upon written notice to the other party, in accordance with the section entitled “At Will Employment/Termination,” below.

2.The section entitled “Compensation” shall be amended and restated in its entirety to read:

Effective January 1, 2020, your annual base salary has been set at the rate of two hundred and twenty-five thousand Dollars $225,000 (“Base Salary”). The Base Salary is payable in accordance with the Company’s regular payroll schedule and subject to appropriate withholdings and deductions. Beginning in 2021, Base Salary adjustments, if any, shall be made in March (or at such other time as employees of the Company generally are receiving salary adjustments), and shall not be retroactive to January.

During your employment, you will be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) with a target amount equal to forty percent (40%) of your Base Salary. You must be actively employed by the Company on the date of payout in order to receive an award under the STIP. Bonus payments will be determined after the completion of The Joint’s annual audit on or about March 1 of each year. The Joint will pay any bonus payable to you no later than March 15 of the year after the end of the year for which the bonus is earned, provided that in the event The Joint pays annual bonuses to employees generally at a different time, your payment will also be paid at that time.

3.The first paragraph of the section entitled “Amended and Restated 2014 Incentive Stock Plan and Future Long-Term Incentive Plans” shall be amended and restated in its entirety to read:

The Joint Corp. | 16767 N. Perimeter Dr. Suite 240 | Scottsdale, AZ 85260 | (480) 245-5960 | thejoint.com

You will continue to participate in The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the “Stock Plan”). Your 2019 grant will be equal to 50% of your base salary, will be granted at the same time that other employees receive their 2019 long-term incentive grants, and will vest in four equal annual installments (provided you remain employed by The Joint on the date of vesting). You also will be eligible to participate in any other long-term incentive plans that The Joint may adopt, subject to the terms and eligibility requirements of any such plans and the discretion of The Joint’s board of directors (or of the committee of the board administering the plan for executive officers and senior management) in making awards under such plans.

4.The section entitled “’At-Will’ Employment/Termination” shall be amended and restated in its entirety to read:

Nothing in any of the Company's personnel policies will be deemed to constitute a right to employment or to otherwise obligate the Company to employ you. At all times, your employment with the Company is “at-will,” which means that you may resign at any time for any reason and the Company may terminate your employment at any time for any reason or for no reason at all, with or without advance notice (provided that any notice of termination by either party shall be in writing). If your employment is terminated for any reason, this Letter Agreement will terminate automatically, you shall have no further rights or obligations hereunder except for the provisions that expressly survive the termination of this Letter Agreement and the terms and conditions contained in the Confidentiality, Nonsolicitation and Noncompetition Agreement (the “Confidentiality Agreement”) that accompanies this Letter Agreement, and the Company shall have no further obligations to you, other than for payment of your Base Salary through the date of termination to the extent not theretofore paid. Notwithstanding the foregoing, if the Company terminates your employment other than for Cause or Disability (each as defined below) or death, and you enter into a separation agreement including a general release of claims and obligations against the Company and its affiliates in a form and substance acceptable to the Company within fifty-two (52) days after your date of termination and provided you have not rescinded such separation agreement within seven (7) days thereafter, then you will be entitled to the following:

a.a severance payment equal to fifty percent (50%) of your then-current Base Salary. The severance payment will be payable in installments over a six-month period beginning with the next regular payroll payment date in accordance with the Company’s normal payroll practice. To the extent that, the severance payment is not subject to Code Section 409A, the Company may, in its sole discretion, elect to make your severance payment in a lump sum in cash within sixty (60) days after your date of termination. If paid in installments, each installment shall be treated as a separate payment for Code Section 409A purposes. To the extent necessary to comply with Code Section 409A, if the severance payment could be made or commence in more than one taxable year depending upon when you execute the release, the payment will be made or commence in the later taxable year;

b.the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following the termination date, the first six months of which shall be paid by the Joint if the termination is not in connection with a Change of Control, and the first three months of which shall be paid by the Joint if the termination is in connection with a Change of Control, and the balance shall be paid by you; and

c.bonus payments under the Short-Term Incentive Plan (STIP) that you have earned prior to termination.

For purposes of this Letter Agreement, Cause means any one or more of the following: (i) the commission of any crime involving dishonesty, breach of trust or physical harm to any person, (ii) willfully engaging in conduct that is in bad faith or injurious to The Joint or its business (including, for example, fraud or embezzlement), (iii) gross misconduct, whether personal or professional, which could cause harm to the business or reputation of The Joint, (iv) failure to comply with the significant provisions of The Joint’s policies as specified in the Employee Handbook or Code of Ethics, or as otherwise adopted by the board of directors and provided to you, applicable to you and then in effect, or (v) willful and material failure to perform or observe, or gross negligence in the performance of, any of the terms or provisions of this Letter Agreement, including the failure to follow the reasonable written directions of the CEO, and any breach of this agreement or covenants of confidentiality, non-competition, non-solicitation or other covenants you’ve agreed to with The Joint.

For purposes of this Letter Agreement, “Disability” shall mean your inability to perform the essential functions of your job, with or without reasonable accommodation for a period of at least ninety (90) substantially continuous days or for a period of one hundred twenty (120) days in the aggregate during any 12-month period.

This section entitled “’At Will’ Employment/Termination” shall survive the termination of this Letter Agreement, provided that if the parties enter into a new written employment agreement, any provision in such new employment agreement relating to severance shall supersede and replace this section and this section shall terminate.

Except as amended herein, your Letter Agreement shall remain in full force and effect.

[Signature page follows]

If the foregoing is acceptable to you, please so indicate by signing a copy of this letter where indicated below and returning it to the undersigned.

Very truly yours,

THE JOINT CORP.

/s/ Peter D. Holt
President and Chief Executive Officer

Agreed and accepted this 3rd day of March, 2020 (retroactive to January 1, 2020):

/s/ Jake Singleton
Jake Singleton

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